Exhibit 99.1

RLI APPOINTS ROBERT RESTREPO, JR. TO BOARD OF DIRECTORS

PEORIA, ILLINOIS, June 20, 2016 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today that Robert P. Restrepo, Jr. has been appointed to its board of directors, effective July 1st, 2016, for a term expiring at RLI’s next shareholders’ meeting in May, 2017, at which time he will stand for re-election.

Restrepo led State Auto Insurance Companies in Columbus, OH, as Chairman, CEO and President, and formerly served as Senior Vice President of Insurance Operations for Main Street America Group in Jacksonville, FL. He is an accomplished executive with more than 35 years of insurance industry experience, including leadership positions at Allmerica Financial, Travelers Property & Casualty and Aetna Life & Casualty. Restrepo holds a Bachelor of Arts degree from Yale University.

“We are pleased to welcome Bob to our board of directors,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “His broad finance and risk management experience, strong leadership and extensive property and casualty background will be an asset to our organization, our customers and shareholders.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company, a distinction held by fewer than 10 percent of property and casualty insurance companies in the U.S. RLI has paid and increased dividends for 41 consecutive years and delivered underwriting profits for 20 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby
Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

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